AMDL, Inc.
Second Quarter Fiscal 2008 Results Conference Call
Tuesday, August 19, 2008

I. Operator

•	Good afternoon, everyone, and welcome to AMDL’s conference call for the second quarter fiscal year 2008.

•	At this time, I would like to turn the call over to Kristine Szarkowitz for opening remarks and instructions.

II. Kristine Szarkowitz – AMDL, Inc. – IR Contact

•	Thank you. Good afternoon everyone, and welcome to AMDL’s conference call for the second quarter 2008, ending June 30, 2008.

•	I am here today with Mr. Gary Dreher, President, Chief Executive Officer; Mr. Akio Ariura, Chief Financial Officer and Mr. Douglas MacLellan, Chairman of the Audit & Governance Committees.

•	Mr. Dreher and Mr. Ariura will review our accomplishments for the quarter and the team will answer questions from investors.

•	I’d also like to note that due to the large numbers of investor questions we’ve received we will not be reviewing the company’s product portfolio.

•	However, if anyone would like additional information they can email investor relations and we will respond accordingly.

•	Hopefully, by now, you have seen our press release that was distributed over PRNewsWire.

•	For your convenience, the press release has also been posted on our website at www.amdl.com.

•	The replay of this call will also be available through the AMDL website on the investor relations section located at www.amdl.com.

•	I would like to remind you that discussions during this conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements.

•	The Company cautions attendees not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

•	Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed in last week’s press release and in the Company’s most recent quarterly report filed with the SEC.

•	We have provided detailed guidance in our earnings release. This guidance assumes no additional significant or extraordinary transactions, other than those described in our earnings release.

•	We will not comment on this guidance during the quarter, but may provide an update to this guidance in the event of material changes during the quarter.

•	Now, I would like to introduce Mr. Gary Dreher.

•	Please go ahead Gary.

Mr. Gary Dreher – AMDL, Inc. – President, CEO
•	Thanks Kristine. Welcome everyone and thank you for joining us today.

•	For those of you unfamiliar with or new to AMDL, we are a vertically integrated specialty pharmaceutical company with major operations in China and the US.

•	Through our wholly-owned subsidiary Jade Pharmaceutical, we currently engage in the research, development, manufacturing, and marketing of diagnostic, pharmaceutical, nutritional supplement, and cosmetic products in the People’s Republic of China.

•	In the first six months of ’08 we have made tremendous progress on many fronts, including posting one of our strongest quarters and delivering the highest gross revenues in the company’s 21-year history.

•	In addition to the strong revenue growth we had for the quarter, our gross profit increased by 152% to over $2.9 million.

•	This is excellent news for our employees, strategic partners and shareholders.

•	And as I’ve stated in the past — and will continue reiterating – our corporate targets are to better than double annual sales each year over the next 3 years.

•	The team — myself included, remain diligently focused on AMDL’s long- term success and becoming a world-class pharmaceutical organization.

•	We remain confident that we will meet – and probably beat—our corporate target of $30 million in sales this year – a 100% increase over 2007 sales of $15 million.

•	Demand and growth for our pharmaceutical, nutritional and cosmetic products in China continues to grow at a consistent, healthy pace.

•	I’d like to share with you the key high points of our current operations.

•	We are on pace with the business – but definitely not without our challenges.

•	As many of you know, despite our strong revenue and gross profit growth, AMDL has also incurred higher than expected consolidated net losses for the second quarter.

•	I know there is some shareholder concern about this — you should know we are taking the necessary steps to address this.

•	There were several factors that contributed to our lower than expected results, including delayed revenue which was not recognized in the second quarter from some unshipped product.

•	We issued a press release detailing the circumstances surrounding the product delay earlier this month. This announcement had been preceded by a public comment by our executive management team indicating that we did not believe the May 12th earthquake in the Sichuan Province of China would have any significant impact on our business.

•	The reality is that it did.

•	And the impact interrupted our distributor sales cycles, which in turn caused a significant delay in delivery of two key products — Domperidone and Goodnak.

•	We are currently working with our distributor network and have accelerated our Q3 and Q4 sales cycles to recoup these lost revenues over the next 2 quarters.

•	In addition, we’ve significantly increased our Investor Relations and Public Relations efforts and budget to tell our story on Wall Street.

•	We’re making strong progress on this front and expect and are beginning to see the results of our efforts with upcoming independent analyst reports, new investor interest and increased media awareness and coverage.

•	Before I turn the call over to Akio for a detailed discussion of our Q2 financials I’d like to say that these are exciting times for AMDL and we are moving the business forward in a calculated, consistent and positive way.

•	We believe we are an incredibly undervalued company with big potential and we have the right team, right strategy and right capabilities to execute for the Company’s long-term success.

•	Now, I’d like to pass the call to Akio.

III. Akio Ariura – AMDL, Inc. – CFO
•	Thank you Gary.

•	Ladies and Gentlemen, I am going to start by reviewing the financial details for the quarter and then follow with our financial outlook for the year.

•	As Gary mentioned, we generated the highest quarterly revenue in our history for the quarter ended June 30, 2008.

•	Our second quarter total revenue was $5.8 million, compared to $3.6 million last quarter and $2.4 million in the same period last year.

•	Gross profits for the second quarter increased 152% to $2.9 million compared to $1.1 million for the same period in 2007.

•	This is compared to $1.75 million in Q1 2008 and $1.1 million dollars for the same quarter in 2007.

•	In total, gross profits in Q2 2008 rose almost $2 million dollars as compared to the second quarter of last year.

•	In terms of expenses, our Cost of Sales was $2.9 million, or 50% of revenue for the three months ended June 30, 2008, compared to $1.3 million or 52% of revenue last quarter.

•	Total selling, general and administrative decreased for the three months ended June 30, 2008 by approximately $398,000 to $2.8 million as compared to $3.2 for the same period in 2007. That being said, SG&A increased approximately 3 percent or $473,981 to $5.7 million for the six months ended June 30, 2008 as compared to $5.2 for the same six months in 2007. This increase was predominately due to increases in the area of legal, accounting fees and payroll. SG&A for the six months includes approximately $1.54 million in the value of options granted to employees and directors and stock-based compensation.

•	For the third and fourth quarters, we expect the SG&A to be approximately $4.8 million.

•	Our comprehensive gains after foreign currency translation were a gain of $94,448 for the second quarter ended June 30, 2008 compared to a comprehensive loss of $1.9 million for the same period last year.

•	We had as of August 18, 132,499 warrants exercised for $324,623.

•	Now, moving to the balance sheet and our cash performance metrics:

•	Total assets increased $664,742 to $33.5 million as of June 30, 2008 from $32.9 million as of December 31, 2007.

•	This increase was due primarily to increases in accounts receivable, property and equipment, deposits for acquisition of plant assets, and a related party receivable, offset by a decrease in cash. In addition, total assets increased due to currency fluctuations.

•	Our total liabilities decreased 17% to approximately $5.9 million as of June 30, 2008 from $7.1 as of December 31, 2007.

•	The primary reason for the decrease is a result of a reduction in notes payable to the bank in China which was partially offset by an increase in accounts payable and accrued expenses.

•	As of June 30, 2008, the Company repaid approximately $2.3 million of mature loans to the bank. JPI is currently in negotiations with several China based banks in order to gain a comprehensive credit facility for up to RMB 68 million (approximately $10 million). This credit facility is anticipated to be complete in the third quarter.

•	With that, I would like to return the call to Gary.

IV. Gary Dreher – Close
•	Thank you Akio.

•	Now I’d like to cover our current financing efforts along with some key business achievements and important product updates.

•	We’ve received many investor questions regarding the current status of our financing.

•	We are currently in process of securing up to $14 million in new debt financing which includes funding based on new China bank credit facilities and our current AAA bank rating and real estate and plant assets in China.

•	Financing will be used to fund on-going product distribution and sales throughout China, the development of additional production lines in China; executing our business development strategy for DR-70; securing SFDA-approval for DR-70 and MyHPV Chip Test Kit: and the marketing, sales and distribution for the newest Goodnak® anti-aging product formulations. We will also continue supporting existing product sales, marketing and distribution.

•	We also plan to use a portion of these funds to acquire a China-based distributor, which will in effect allow AMDL to become an independent distributor in specific regions in China.

•	The net result of this will be increased sales margins for key products.

•	As I previously mentioned, we are delivering new products to market such as the Goodnak capsules, lotions and not yet announced ‘mist’ formulation, and we are developing an e-commerce strategy to sell these and other products through the online channel.

•	We will be announcing details on this in the near future.

•	Our direct sales and marketing teams are leveraging our existing distributions network to target new customers and aggressively promote AMDL products.

•	A key goal is to continue expanding our market penetration in China where we are focused on being in 100% of the 168 cities serving over 1 million people.

•	We expect to benefit from this expansion both in terms of overall product sales and solidifying ourselves as one of the Top-10 pharmaceutical companies in the China market.

•	We are on track to grow our total gross revenues 100% in 2008 compared to 2007.

•	We are equally optimistic about 2009 and expect our expanded distributor network to have an even greater impact next year on revenue growth.

•	That said, we are mindful of the economic environment and are taking a cautious stand on costs.

•	We will be ready to rapidly adjust to any changes in economic climate that could affect us.

V. Kristine Szarkowitz Runs Q&A

• Thank you Gary. We will dedicate the remainder of the call to answering investor questions which have been forwarded by existing and potential investors prior to today’s call.

• Our first question...

Mr. Ariura

1.	Given that the guidance was issued June 21st, why were the guidance numbers for SG&A expenses so far off? SG&A costs were higher than guidance for several reasons:

•	The first is that as we know, Jade was purchased at the end of 2006 and has experienced a large growth rate. Forecasting these types of expenses is difficult and especially so since SG&A is comprised of variable expenses which tend to fluctuate until they mature, at which point they can be forecasted more accurately. As such, there were categories that incurred increases from forecast that individually were not large but in the aggregate increased our variance.

•	One of the large categories in SG&A is professional fees to our independent accountants and for legal work. We are striving to implement SOX in China and have encounter challenges that we are dealing with that has added to our professional fees. In addition, due to the growth, our legal and accounting consultants are encountering new accounting and legal issues that take additional time to research and document.

Mr. Ariura

2.	How are SG&A expenses going to be less for the next 6 months than the first 6 months of this year with sales increasing by 300%?

•	Because of challenges incurred in China in their financial reporting, SOX compliance and in anticipation of additional staff and increases in professional fees due to the about mentioned growth rate, the guidance for SG&A was increased by $1m for the remained of the year. The increase will be offset by expenses for Investor Relations.

•	One of the major components of SG&A is expenditures for our investor relations. Payments for services are typically in common stock and are expensed over the service period. There is approximately $295,000 of these expenses which will be fully expensed in Q3 and beginning of Q4. There were several non-recurring expenses that were incurred during the 2nd quarter which increased SG&A and are not anticipated to reoccur in subsequent quarters.

Mr. Ariura

3.	What are the anticipated research and development expenses for the Company for the rest of the year?

•	We anticipate that R&D will be approximately $185,000 for the balance of the year.

Mr. Dreher

4.	What are the Company’s current financing efforts? We are currently in process of securing up to $14 million in new debt financing which includes funding based on new China bank credit facilities, our current AAA bank rating and real estate and plant assets in China.

Mr. Dreher

5.	Will you use the proceeds from the financing? Financing will be used to fund on-going product distribution and sales throughout China, the development of additional production lines in China; executing our business development strategy for DR-70; securing SFDA-approval for DR-70 and MyHPV Chip Test Kit: and the marketing, sales and distribution for the newest Goodnak® anti-aging product formulations. We will also continue supporting existing product sales, marketing and distribution.

Mr. Maclellan

6.	Do you feel that management salaries are in line with a company this size? Why are management bonuses being paid when the company is so short of cash? Couldn’t these have been postponed? The Compensation Committee made various recommendations in March 2008 that were based upon on a number of factors. These included:

•	The Company in late December 2007 and with a second closing in February 2008 raised additional equity capital for approximately $6.2 million.

•	It was anticipated at that time that both the Company and JPI would complete significant debt financing before the end of the 2nd quarter 2008.

•	In light of these financing assumptions and JPI’s growing operating profits, the Company also anticipated that it would be in a position to have its “going concern” opinion lifted during the second half of 2008.

•	Obviously, currently the Company is at least a quarter behind on achieving the debt financing goals and the removal of the “Going Concern” opinion. We are highly confident that the Company can achieve these goals during the second half of 2008.

•	Due to the acquisition of JPI, the Company continues to experience significant dynamic change, which has added much larger work loads for the Company’s management, staff and board committee heads. Consequently, it was important to reassess the compensation plans for the Company.

•	Specifically in regards to Gary Dreher’s compensation package it was noted that his executive employment agreement lapsed December 31, 2007, and needed to be renewed.

•	During the 3rd quarter of 2007, AMDL had, after 14 years reached profitability and its anticipated sales for FY 2007 were approximately 30% over managements plan.

•	AMDL’s Compensation Committee chose 11 various primarily publicly listed China pharmaceuticals peer group companies in order to determine the appropriate level of compensation for Mr. Dreher for FY2008, based upon performance deliverables during FY2007.

•	Gary was hired by the Company over 9 years ago with no direct equity ownership. Thus, Mr. Dreher had limited upside compared to his executive compensation comparables, who on average own a 29.34% stake in their respective companies, which has an average current value of US$439 million per executive.

•	During Gary’s tenure with AMDL he has been instrumental in helping the company achieve a number of key business initiatives including negotiating the acquisition of Jade Pharmaceuticals; securing US FDA approval for DR-70; and negotiating the MyHPV Chip Test strategic alliance in China and Asia – a deal that positions AMDL as the leader in the world’s largest HPV market.

•	The critical issue was how to the Company would adequately compensate Gary and keep him aligned to his industry comparables. Obviously, Mr. Dreher should have been granted shares in AMDL when he was first hired, unfortunately this never took place. Thus, AMDL’s only compensation tools have come in the form of salary, bonus and or stock options.

•	Given these parameters, we increased Gary’s base salary, annual bonus and stock option grant. We believe that we get good value from Gary’s executive activities and believe that based upon the Company’s planned FY2008 results that this comp package in fact is good value for the Company.

•	Our compensation committee regularly reviews the company’s structure to ensure management is appropriately compensated and incentivized based on Company performance.

Mr. Ariura

7.	Would you please comment on management’s estimate of cash requirements over the next 6 to 12 months and your plans for raising the required cash?

•	The current monthly cash burn rate is approximately $425,000 a month. We anticipate neither a material increase nor decrease in the burn rate.

Mr. Ariura

8.	Does the Company have outstanding warrants that will be exercised in this quarter?

•	As of August 18th 132,499 warrants were exercised for approximately $325,000. There are also 123,409 warrants expiring August 29th and since all of these warrants exercise at $2.20, we anticipate most of them will be exercised which means approximately $278,000 to AMDL.

Mr. Dreher

9.	If an acquisitions offer were to be made for AMDL can you share with us what a minimum share price would have to be?

•	If an acquisitions offer was presented the decision and pricing for a deal would be at the discretion of AMDL shareholders. There are currently no discussions in play with regards to AMDL potentially being acquired.

Mr. Dreher

10.	What are your plans for marketing DR-70 now that it is approved?

•	Now that the company has FDA clearance, AMDL is pursuing a large, international diagnostic company and national reference laboratories for either licensing and/or distribution for DR-70. Currently there are 28 different pharmaceutical companies that distribute CEA – the closest competing technology to DR-70 and those companies will need to protect their CEA business – we expect the primary way they could effectively accomplish this is would be to add DR-70 to their product portfolio. In terms of timing, our goal is to secure the right strategic partner within the next 60-90 days. If successful, we then expect we’d be able to start marketing and selling DR-70 on an international level by mid-year 2009.

Mr. Dreher

11.	When will we see significant revenues from the DR-70? Upon securing a large, international diagnostic company and national reference laboratories for the marketing and sales of DR-70 our goal is to get the product to market in 60-90 days and begin generating revenues 60 to 90 days following. Assuming this time schedule AMDL would begin generating revenues from DR-70 during the as early as the 2nd or 3rd quarter of 2009.

Mr. Dreher

12.	Is there insurance reimbursement for the DR-70? If not, when do you anticipate reimbursement? We have submitted an application for Medicare reimbursement (for the CPT code) and plan to issue a press release once we’ve received approval.

Mr. Dreher

13.	What is your capacity for producing DR-70? Will there be a large expenditure on new plant and equipment? Do you have the trained employees to make the product? We have expert staff that are highly qualified and trained to produce DR-70. We currently produce product in our Tustin-based GMP-certified facility and have to ability to leverage our China production facilities as soon as we received SFDA approval. Through our current facilities we have the ability to gear-up for product demand without any lag time.

Mr. Dreher

14.	What is the estimated time frame for SFDA approval of DR-70 now that it has been approved in the United States (a prerequisite) and what are your planned distribution channels for DR-70 in China? Now US FDA-approval we expect to receive SFDA approval within the next 6 months providing there are no changes in policy from the US FDA. We plan on using our existing distributors as well as distributors who specifically specialize in diagnostic tests.

Mr. Dreher

15.	Do you have projected sales numbers for DR-70 in the United States and in China for 2008, and then for 2009? Figures specific to AMDL’s strategy with DR-70 are based on which strategic partner we decide upon.

Mr. Dreher

16.	Will DR-70 have blanket approval in China or only for the limited use specified by the FDA? We’ve applied with the SFDA to use DR-70 for all 14 cancers the test has been shown effectiveness with.

Mr. Dreher

17.	Do you believe the stock is currently undervalued? If so, what is the company doing to remedy this situation? We have hired a dedicated Communications team which includes a NY-based Investor Relations firm, Strategic Growth International and internal representation with Kristine Szarkowitz. Over the past 60 days the team has been conducting non-deal roads shows in NY, California and next week in Florida. Management has also met with independent research analysts and believes ADL will receive coverage in the next few weeks. Also, we plan to present at several investment banker sponsored biotech events beginning in October and we will notify shareholders and potential investors of these events with press releases.

VI. Kristine Szarkowitz – Close
•	Thank you again for joining us today and for your support.

•	We are pleased with our successes to date, and looking ahead we are excited about our prospects.

•	We look forward to discussing our company with you at various investor conferences and road shows we have scheduled in the upcoming months –please feel free to visit the Investor section of the AMDL website at www.amdl.com for details.

VII. CONFERENCE CALL END